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Exhibit 10.35

EXECUTION COPY

CREDIT AGREEMENT
($175,000,000 364-Day Revolving Credit Facility)

dated as of

June 28, 2001

among

HEALTH NET, INC.,
as Borrower,

THE LENDERS
FROM TIME TO TIME PARTY HERETO

and

BANK OF AMERICA, N. A.,
as Administrative Agent

BANC OF AMERICA SECURITIES LLC,
as Sole Lead Arranger and Sole Book Manager

i

ii

SCHEDULES:

Schedule 2.01—Commitments
Schedule 3.06—Disclosed Matters
Schedule 3.15—Subsidiaries and Significant Subsidiaries
Schedule 6.02—Existing Subsidiary Indebtedness
Schedule 6.03—Existing Liens
Schedule 6.06—Existing Restrictive Agreements
Schedule 6.07—Existing Investments

EXHIBITS:

Exhibit A—Form of Assignment and Acceptance
Exhibit B—Investment Guidelines
Exhibit C—Form of Promissory Note
Exhibit D-1 and D-2—Forms of Opinions of Borrower's Counsel

iii

CREDIT AGREEMENT

    THIS 364-DAY CREDIT AGREEMENT (this "Agreement"), dated as of June 28, 2001, among HEALTH NET, INC., as Borrower, the LENDERS party hereto and BANK OF AMERICA, N.A., as Administrative Agent.

W I T N E S S E T H:

    WHEREAS, the Borrower is party to the Credit Agreement dated as of July 8, 1997, as amended (the "Existing Credit Agreement"), among the Borrower, the lenders parties thereto and Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as administrative agent, issuing bank and swingline lender.

    WHEREAS, the Borrower desires to replace the Existing Credit Agreement with this Agreement and the Five Year Facility (as defined below) upon the terms, and subject to the conditions, hereinafter set forth.

    NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

  Section 1.01  Defined Terms.

    As used in this Agreement, the following terms have the meanings specified below:

      "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

      "Acquisition", by any Person, means the acquisition by such Person of capital stock of or other equity interests in, or all or substantially all of the Property of another Person, or of any line or segment of business or division of a Person, whether or not involving a merger or consolidation with such Person.

      "Administrative Agent" means Bank of America, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

      "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

      "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that no Person shall be deemed to be an Affiliate of the Borrower or any Subsidiary solely as a result of management or consulting agreements between such Person and the Borrower or any Subsidiary executed by the Borrower or any Subsidiary in the ordinary course of business.

      "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

      "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

      "Applicable Rate" means, for any day, with respect to any Eurodollar Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below (in basis points) under the caption "Eurodollar Spread" or "Facility Fee Rate", as the case may be, based upon the ratings by Moody's and S&P, respectively, applicable on such date to the Index Debt:

Category	S&P /Moody's Rating	Eurodollar Spread	Facility Fee Rate
I	Greater than or equal to BBB+/Baa1	74.5	13.0
II	Greater than or equal to BBB/Baa2 but less than BBB+/Baa1	85.0	15.0
III	Greater than or equal to BBB-/Baa3 but less than BBB/Baa2	95.5	17.0
IV	Greater than or equal to BB+/Ba1 but less than BBB-/Baa3	115.5	22.0
V	Less than BB+/Ba1	130.5	32.0

      For purposes of the foregoing, (i) if either Moody's or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category V; (ii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next above that of the lower of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

      "Approved Fund" means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

      "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

      "Availability Period" means the period from and including the Closing Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

      "Bank of America" means Bank of America, N.A.

      "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

      "Borrower" means Health Net, Inc., a Delaware corporation, or its successor.

      "Borrowing" means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

      "Borrowing Request" means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

      "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

      "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

      "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition ("Government Obligations"), (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (f) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody's and (g) shares of money market mutual or similar funds which invest exclusively in the assets satisfying the requirements of clauses (a) through (f) of this definition.

      "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

      "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such

  Lender's holding company, if any) with any guideline or directive of any Governmental Authority made or issued after the date of this Agreement.

      "Closing Date" means the date on which the conditions set forth in Sections 4.01 and 4.02 shall have been satisfied.

      "Code" means the Internal Revenue Code of 1986, as amended from time to time.

      "Commitment" means with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.

      "Commitment Termination Date" means the date 364 days following the Closing Date.

      "Consolidated Assets" means, at any date, the consolidated assets of the Borrower and the Subsidiaries at such date, as determined in accordance with GAAP.

      "Consolidated Capital Expenditures" means, for any period, all cash payments for capital expenditures of the Borrower and the Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include (a) expenditures which constitute the reinvestment of the net cash proceeds of asset dispositions not prohibited hereunder and (b) amounts financed other than by Loans hereunder (but including principal amounts paid in respect of any such financed amounts).

      "Consolidated EBITDA" means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in computing such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense, (c) depreciation and amortization expense, (d) any extraordinary, unusual or non-recurring non-cash expenses or non-cash losses (including, whether or not otherwise includable as a separate item in the statement of operations of the Borrower in determining such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), (e) certain non-recurring charges in an amount not to exceed a pre-tax total amount of $80 million incurred in connection with the disposition of (i) Foundation Health, a Florida Health Plan, Inc., (ii) an investment in certain non-public securities and (iii) certain property held for sale and (f) any other non-cash charges, and minus, without duplication and to the extent added in computing such Consolidated Net Income for such period, the sum of (i) interest income (except as otherwise provided in the proviso at the end of this definition), (ii) any extraordinary, unusual or non-recurring non-cash income or non-cash gains (including, whether or not otherwise includable as a separate item in the statement of operations of the Borrower in determining such Consolidated Net Income for such period, non-cash gains on the sales of assets outside of the ordinary course of business), and (iii) any other non-cash income (other than non-cash income earned in the ordinary course of business), all as determined on a consolidated basis; provided, that investment income or loss shall be included in the calculation of Consolidated EBITDA.

      "Consolidated Fixed Charge Coverage Ratio" means, for any period of four consecutive fiscal quarters, the ratio of (a) Consolidated EBITDA for such period plus Consolidated Rental Expense for such period minus Consolidated Capital Expenditures for such period to (b) Consolidated Scheduled Funded Debt Payments for such period.

      "Consolidated Funded Indebtedness" means, at any date, all funded debt liabilities of the Borrower and the Subsidiaries (including, without duplication, unreimbursed letters of credit and all Guarantees of such Person with respect to Funded Indebtedness of another Person (other than a Subsidiary)) that are or should be reflected at such date on the Borrower's consolidated balance sheet in accordance with GAAP.

      "Consolidated Interest Expense" means, for any period, the consolidated interest expense of the Borrower and the Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and the Subsidiaries, as determined in accordance with GAAP (including all net costs under Hedging Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

      "Consolidated Leverage Ratio" means, for any period, the ratio of (a) Consolidated Funded Indebtedness as of the last day of such period to (b) Consolidated EBITDA for such period.

      "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Borrower and the Subsidiaries for such period, as determined in accordance with GAAP.

      "Consolidated Net Tangible Assets" means the Consolidated Assets less: (i) all current liabilities and minority interests and (ii) goodwill and other intangibles (other than patents, trademarks, licenses, copyrights and other intellectual property and prepaid assets).

      "Consolidated Net Worth" means, at any date, the consolidated shareholders' equity of the Borrower and the Subsidiaries at such date, as determined in accordance with GAAP.

      "Consolidated Rental Expense" means, for any period, with respect to the Borrower and the Subsidiaries, on a consolidated basis, all rental expense attributable to Operating Lease Obligations (whether a lease of real property, personal property or mixed) for such period, as determined in accordance with GAAP.

      "Consolidated Scheduled Funded Debt Payments" means, for any period, the sum of (a) all scheduled payments of principal on Consolidated Funded Indebtedness of the Borrower and the Subsidiaries (including, without duplication, the principal component of payments due on Capital Lease Obligations during such period) for such period plus (b) Consolidated Interest Expense for such period plus (c) Consolidated Rental Expense for such period.

      "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

      "Default" means any event or condition which constitutes an Event of Default whether or not any requirement for the giving of notice, lapse of time or both has been satisfied.

      "Disclosed Matters" means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.

      "dollars" or "$" refers to lawful money of the United States of America.

      "Eligible Lenders" means (i) a commercial bank organized under the laws of the United States or any state thereof, or (ii) a bank acting through a branch or agency located in the United States.

      "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

      "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any

  Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

      "Equity Issuance" means any issuance by the Borrower or any Subsidiary to any Person (other than to the Borrower or a Subsidiary) of (a) any shares of its capital stock, (b) any shares of its capital stock pursuant to the exercise of options or warrants or (c) any shares of its capital stock pursuant to the conversion of any debt securities to equity.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

      "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

      "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

      "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

      "Event of Default" has the meaning assigned to such term in Article VII.

      "Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or where such Lender is deemed to be doing business, (b) excise taxes (to the extent imposed in lieu of income or franchise taxes), (c) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located or where such Lender is deemed to be doing business, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender's failure or inability to comply with Section 2.17(f), except to the extent that such Foreign Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) and (e) all interest, penalties and liabilities with respect to any taxes described in (a), (b), (c) and (d).

      "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

      "Fee Letter" shall mean the letter agreement dated April 16, 2001, addressed to the Borrower from the Administrative Agent, as amended, modified, restated or otherwise supplemented from time to time.

      "Financial Officer" means the chief financial officer, treasurer or controller of the Borrower.

      "Five Year Facility" means the Credit Agreement dated as of the date hereof among the Borrower, the lenders parties thereto and Bank of America, as administrative agent, issuing bank and swingline lender, providing for a $525,000,000 revolving credit and competitive advance facility for a five-year period, as amended and extended from time to time.

      "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

      "GAAP" means generally accepted accounting principles in the United States of America.

      "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

      "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or intended to be guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, directly or indirectly, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

      "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

      "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

      "HMO" means a health maintenance organization doing business as such (or required to qualify or to be licensed as such) under HMO Regulations.

      "HMO Regulation" means any law, regulation or administrative order applicable under federal or state law to HMOs and any regulation or order promulgated or issued pursuant thereto.

      "HMO Regulator" means any Person charged with the administration, oversight or enforcement of an HMO Regulation.

      "HMO Subsidiary" means any Subsidiary of the Borrower that is now or hereafter an HMO.

      "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to similar cash advances (but excluding any premiums, fees and deposits received in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable or other like obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefore. Notwithstanding the foregoing, Indebtedness shall exclude Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary.

      "Indemnified Taxes" means Taxes other than Excluded Taxes.

      "Index Debt" means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

      "Insurance Regulation" means any law, regulation, rule or order applicable to an insurance company.

      "Insurance Regulator" means any Person charged with the administration, oversight or enforcement of any Insurance Regulation.

      "Insurance Subsidiary" means any Subsidiary of the Borrower that is now or hereafter doing business (or required to qualify or to be licensed) under Insurance Regulations.

      "Interest Election Request" means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

      "Interest Payment Date" means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

      "Interest Period" means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

      "Investment Guidelines" means those investment guidelines adopted by the Finance Committee of the Borrower's board of directors on March 1, 2000, as set forth in Exhibit B hereto, as the same may be amended from time to time by the Borrower with the approval of the Administrative Agent.

      "Lenders" means the Persons listed on Schedule 2.01 and any other Eligible Lender that shall have become a party hereto pursuant to an Assignment and Acceptance; provided, however, the term Lender shall not include any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

      "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of Telerate (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate", with respect to such Eurodollar Borrowing for such Interest Period, shall be the average rate (rounded upwards as necessary to the next 1/100th of one percent) at which dollar deposits approximately equal to the average principal amount of the Reference Banks' portions of such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered to the principal London offices of the Reference Banks in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

      "Lien" means, with respect to any asset (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

      "Loan" or "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

      "Material Adverse Effect" means a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its material obligations under this Agreement or (c) the material legal rights or remedies available to the Lenders under this Agreement.

      "Maturity Date" means the date two years following the Commitment Termination Date.

      "Moody's" means Moody's Investors Service, Inc.

      "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

      "Net Cash Proceeds" means the aggregate cash proceeds (including cash actually received by way of deferred payment pursuant to a promissory note, receivable, or otherwise) received by the Borrower or any Subsidiary from any Equity Issuance, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood that "Net Cash Proceeds" shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by the Borrower or any Subsidiary in any Equity Issuance.

      "Operating Lease Obligations" of any Person means the obligations of such Person under any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any real or personal property, or a combination thereof which would not constitute a Capital Lease Obligation other than any such lease in which that Person is the lessor.

      "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (except with respect to Excluded Taxes) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

      "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

      "Permitted Acquisition" means an Acquisition by the Borrower or any Subsidiary, provided that (a) the capital stock, other equity interests, Property, line or segment of business or division acquired in such Acquisition relates to a line of business similar to the business that the Borrower or any Subsidiary is engaged in on the Closing Date; (b) in the case of an Acquisition of the capital stock or other equity interests of another Person, (i) the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition and (ii) such Person shall become a direct or indirect Subsidiary of the Borrower or such Person shall be merged into, or consolidated or combined with, the Borrower or any Subsidiary in a transaction in which the Borrower or such Subsidiary, as the case may be, is the surviving entity; (c) the representations and warranties made by the Borrower herein shall be true and correct in all material respects at and as if made as of the date of such Acquisition (prior to and after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, and no Default or Event of Default shall exist as of the date of such Acquisition (prior to and after giving effect thereto); and (d) if the aggregate consideration for any such Acquisition exceeds $250,000,000, the Borrower shall have delivered to the Administrative Agent, not less than 10 days prior to the consummation of such Acquisition, a pro forma certificate from a Financial Officer demonstrating that, upon giving effect to such Acquisition on a pro forma basis, the Borrower shall be in compliance with each of the covenants set forth in Section 6.01.

      "Permitted Encumbrances" means:

      (a) Liens imposed by law for taxes, fees, assessments and other governmental charges or claims that are not yet due or that remain payable without penalty or that are being contested in compliance with Section 5.04;

      (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or that remain payable without penalty or that are being contested in compliance with Section 5.04;

      (c) Liens incurred or pledges or deposits made in the ordinary course of business in compliance with HMO Regulations, Insurance Regulations, workers' compensation, unemployment insurance or other social security laws or regulations;

      (d) Liens incurred or deposits made to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

      (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and the Subsidiaries taken as a whole;

      (f)  Liens arising solely by virtue of any statutory or common law provision or granted to banks in the ordinary course of business relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and

      (g) Liens arising from the rendering of a judgment that is not a final judgment or order against the Borrower or any Subsidiary with respect to which the Borrower or such Subsidiary is then proceeding with an appeal or other proceeding for review or in connection with surety or appeal bonds in connection with such attachment or judgment, and Liens arising from a judgment or order that does not constitute an Event of Default under clause (k) of Article VII;

  provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

      "Permitted Investments" means:

      (a) cash and Cash Equivalents;

      (b) Permitted Market Investments;

      (c) receivables owing to the Borrower or any Subsidiary or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms that the Borrower or any Subsidiary deems reasonable under the circumstances;

      (d) investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

      (e) investments existing as of the Closing Date and set forth in Schedule 6.07 and any extension or renewal thereof;

      (f)  advances and loans to employees, directors or officers in connection with the award of convertible bonds or stock under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement;

      (g) other advances and loans to employees, directors, officers, shareholders or agents;

      (h) Permitted Acquisitions;

      (i)  advances and loans made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary;

      (j)  capital contributions to, or equity investments in, a Subsidiary by the Borrower or another Subsidiary;

      (k) Guarantees constituting Indebtedness not prohibited by Section 6.02;

      (l)  investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of a Subsidiary other than a Significant Subsidiary;

      (m) investments in the form of Hedging Agreements;

      (n) investments in prepaid expenses and lease, utility and workers' compensation and similar deposits;

      (o) investments in joint ventures; provided that, after giving effect to any such investment, no more than $100,000,000 (book value) of investment made pursuant to this (o) shall be outstanding; and

      (p) additional advances, loans and/or investments of a nature not contemplated by the foregoing clauses hereof, provided that such advances, loans and/or investments made pursuant to this clause (p) shall not exceed an aggregate amount of more than two and one-half percent (2 1/2%) of the Consolidated Assets determined as of the end of the most recently completed fiscal quarter of the Borrower.

      As used herein, "investment" means all investments, in cash or by delivery of property made, directly or indirectly in, to or from any Person, whether by acquisition of shares of capital stock, other equity interests, property, assets, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise.

      "Permitted Market Investments" means any investment that satisfies the Borrower's Investment Guidelines.

      "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

      "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

      "Prime Rate" means the rate of interest per annum publicly announced from time to time by Bank of America as its prime rate in effect at its principal office in Charlotte, North Carolina; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

      "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

      "Ratings Downgrade" means the date on which it is announced by Moody's or S&P that the ratings established or deemed to have been established for the Index Debt shall be less than BBB- or Baa3, respectively.

      "Reference Banks" means, at any date, the four Lenders with the highest Commitments under this Agreement on such date.

      "Register" has the meaning set forth in Section 9.04.

      "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

      "Required Lenders" means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

      "Restricted Payment" means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of the Borrower or any Subsidiary, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of the Borrower or any Subsidiary, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of the Borrower or any Subsidiary, now or hereafter outstanding.

      "Revolving Credit Exposure" means, with respect to any Lender at any time, the outstanding principal amount of such Lender's Revolving Loans.

      "Revolving Loan" means a Loan made pursuant to Section 2.03.

      "SEC" means the United States Securities and Exchange Commission.

      "S&P" means Standard & Poor's Ratings Services.

      "Significant Subsidiary" means, at any particular time, any Subsidiary of the Borrower (or such Subsidiary and its subsidiaries taken together) that would be a "significant subsidiary" of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

      "Statutory Reserve Rate" means, with respect to any Lender for an Interest Period, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages applicable for each day during such Interest Period (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which such Lender is subject for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

      "subsidiary" shall have the meaning assigned to such term under GAAP.

      "Subsidiary" means any subsidiary of the Borrower.

      "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

      "Transactions" means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof.

      "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

      "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

  Section 1.02  Classification of Loans and Borrowings.

    For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a "Eurodollar Loan"). Borrowings also may be classified and referred to by Type (e.g., a "Eurodollar Borrowing").

  Section 1.03  Terms Generally.

    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

  Section 1.04  Accounting Terms; GAAP.

    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE CREDITS

  Section 2.01  Commitments.

    Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits, and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

  Section 2.02  Loans and Borrowings.

      (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any

  Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

      (b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) unless the Borrower shall request that a specific branch or Affiliate of a Lender make a Loan, a Lender may not recover for increased costs under Section 2.15 or 2.17 incurred as a result of such branch or Affiliate of such Lender, rather than such Lender, making a Loan, if such Loan could have been made in a manner that would have avoided such increased costs under Section 2.15 or 2.17.

      (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in a minimum aggregate amount of $10,000,000 and integral multiples of $5,000,000 in excess thereof. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in a minimum aggregate amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than an aggregate total of 20 Eurodollar Revolving Borrowings outstanding.

      (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

  Section 2.03  Requests for Revolving Borrowings.

    To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, (Charlotte, North Carolina time), three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, (Charlotte, North Carolina time), on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

         (i) the aggregate amount of the requested Borrowing;

        (ii) the date of such Borrowing, which shall be a Business Day;

        (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

        (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

        (v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

    If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be a Eurodollar Borrowing if sufficient advance notice in accordance with clause (a) has been given, otherwise the requested Revolving Borrowing shall be an ABR Borrowing. If no

Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

  Section 2.04  [Intentionally Omitted].

  Section 2.05  [Intentionally Omitted].

  Section 2.06  [Intentionally Omitted].

  Section 2.07  Funding of Borrowings.

      (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon (Charlotte, North Carolina time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Charlotte, North Carolina and designated by the Borrower in the applicable Borrowing Request.

      (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

  Section 2.08  Interest Elections.

      (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefore, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

      (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

      (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

         (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

        (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

        (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

        (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

  If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period one month's duration.

      (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

      (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing on the date of the applicable conversion or continuation (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

  Section 2.09  Termination and Reduction of Commitments.

      (a) Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date (provided that the Lenders shall thereafter continue to make conversions and continuations of Loans outstanding on the Commitment Termination Date until the Maturity Date).

      (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an aggregate amount of not less than $20,000,000 and integral multiples of $5,000,000 in excess thereof and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the total Revolving Credit Exposures would exceed the total Commitments.

      (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

  Section 2.10  Repayment of Loans; Evidence of Debt.

      (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made by such Lender hereunder and all interest, fees and other amounts payable hereunder on the Maturity Date.

      (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

      (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

      (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

      (e) Any Lender may request that Loans made by it be evidenced by a promissory note, substantially in the form of Exhibit C hereto. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

  Section 2.11  Prepayment of Loans.

      (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to Section 2.16 and subject to prior notice in accordance with paragraph (b) of this Section.

      (b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 12:00 noon, (Charlotte, North Carolina time), three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 12:00 noon, (Charlotte, North Carolina time), on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

  Section 2.12  Fees.

      (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Closing Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender's Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Maturity Date, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the Maturity Date shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

      (b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

      (c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

  Section 2.13 Interest.

      (a) The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate.

      (b) The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

      (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided above.

      (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefore, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon the Maturity Date.

      (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

      (f)  If any Lender shall be required under the regulations of the Board to maintain reserves with respect to liabilities or assets consisting of, or including, Eurocurrency Liabilities (as defined in Regulation D of the Board), the Borrower shall pay to the Administrative Agent for the account of such Lender, additional interest on the unpaid principal amount of each Eurodollar Loan made to the Borrower by such Lender, from the date of such Loan until such Loan is paid in full, at an interest rate per annum equal at all times during the Interest Period for such Eurodollar Loan to the remainder obtained by subtracting (i) the LIBO Rate for such Interest Period from (ii) the rate obtained by multiplying the LIBO Rate as referred to in clause (i) above by the Statutory Reserve Rate applicable to such Lender for such Interest Period. Such additional interest shall be determined by such Lender and notified to the Borrower (with a copy to the Administrative Agent) not later than five Business Days before the next Interest Payment Date for such Eurodollar Revolving Loan, and such additional interest so notified to the Borrower by any Lender shall be payable to the Administrative Agent for the account of such Lender on each Interest Payment Date for such Eurodollar Revolving Loan.

      (g) Each Reference Bank agrees to use its reasonable efforts to furnish quotations to the Administrative Agent as contemplated hereby by 10:30 a.m., (Charlotte, North Carolina time), on the day such quotations are required to be furnished hereunder. If any Reference Bank does not furnish a timely quotation, the Administrative Agent shall determine the relevant LIBO Rate on the basis of the quotations, if any, furnished by the remaining Reference Banks, and, in the event that all Reference Banks fail to so furnish a quotation, on the basis of such other information as the Borrower and the Administrative Agent shall agree.

  Section 2.14 Alternate Rate of Interest.

    If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

      (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

      (b) the Administrative Agent is advised by the Required Lenders that, in the good faith determination of such Lenders (or Lender), the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

  then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing or, if the Borrower so requests, shall be cancelled without premium or penalty; provided, that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

  Section 2.15 Increased Costs.

      (a) If any Change in Law shall:

         (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except for any reserves referred to in Section 2.13(f)); or

        (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans;

  and the result of any of the foregoing shall be to increase the cost (except with respect to Excluded Taxes) to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost (except with respect to Excluded Taxes) to such Lender or to reduce the amount of any sum received or receivable (except to the extent caused by Excluded Taxes) by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

      (b) If any Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender, or such Lender's holding company, could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then, subject to clauses (d) and (e) below, from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

      (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and the method of calculating, and the calculation of, such amounts, in reasonable detail, shall be delivered to the Borrower. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

      (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefore; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof.

  Section 2.16 Break Funding Payments.

    In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(b) and is revoked in accordance herewith; provided that if such failure hereunder to borrow is due to a default by any Lender hereunder such defaulting Lender shall have no claim hereunder in respect of such failure or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (but not loss of profit) attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender reasonably determines it would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an Affiliate of such Lender) for dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and, in reasonable detail, the methodology for calculating, and the calculation of, such amount or amounts, shall be delivered to the Borrower. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

  Section 2.17 Taxes.

      (a) Except as otherwise provided herein, any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or

  Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

      (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

      (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 20 days after written demand therefore, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be obligated to make payment to the Administrative Agent or any Lender pursuant to this Section 2.17(c) in respect of penalties, interest or other similar liabilities attributable to such Indemnified Taxes or Other Taxes if such penalties, interest or other similar liabilities are attributable to the gross negligence or wilful misconduct of the Person seeking indemnification. In addition, the Borrower shall not be required to indemnify the Administrative Agent or any Lender for any Indemnified Taxes or Other Taxes pursuant to this Section 2.17(c) if such party fails to notify the Borrower of such Indemnified Taxes or Other Taxes at least 30 days prior to the lapse of any applicable appeal period. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

      (d) If a Lender or the Administrative Agent shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Indemnified Taxes or Other Taxes paid by the Borrower pursuant to this Section 2.17, including Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid additional amounts, pursuant to this Section 2.17, it shall promptly notify the Borrower of the availability of such refund claim and, if the Lender or the Administrative Agent determines in good faith that making a claim for refund will not have any adverse consequence to its taxes or business operations, shall, within 30 days after receipt of a request by the Borrower, make a claim to such Governmental Authority for such refund at the Borrower's expense. If a Lender or the Administrative Agent receives a refund in respect of any Indemnified Taxes or Other Taxes paid by the Borrower pursuant to this Section 2.17, it shall within 30 days from the date of such receipt pay over such refund to the Borrower (but only to the extent of Indemnified Taxes or Other Taxes paid by the Borrower pursuant to this Section 2.17, including indemnity payments made or additional amounts paid by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Lender or the Administrative Agent agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority.

      (e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

      (f)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

  Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

      (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, (Charlotte, North Carolina time), on the date when due, in immediately available funds, without set-off, deduction or counterclaim. Any amounts paid after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been paid on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 100 North Tryon, Charlotte, North Carolina, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

      (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

      (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

      (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

      (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

  Section 2.19 Mitigation Obligations; Replacement of Lenders.

      (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith and reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be economically disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

      (b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if the assignee is not a Lender, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued and unpaid interest thereon, accrued and unpaid fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

    The Borrower represents and warrants to the Lenders that:

  Section 3.01  Organization; Powers.

    Each of the Borrower and the Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

  Section 3.02  Authorization; Enforceability.

    The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

  Section 3.03  Governmental Approvals; No Conflicts.

    The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, including, without limitation, HMO Regulators and Insurance Regulators, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation applicable to the Borrower or any Subsidiary, including, without limitation, HMO Regulations and Insurance Regulations, or the charter, by-laws or other organizational documents of the Borrower or any Subsidiary or any order of any Governmental Authority, including, without limitation, HMO Regulations and Insurance Regulations, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, except for such violations and defaults that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary (other than Liens permitted under Section 6.03).

  Section 3.04  Financial Condition; No Material Adverse Change.

      (a) The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of operations, shareholders' equity and cash flows as of and for the fiscal year ended December 31, 2000, audited by Deloitte & Touche LLP, independent auditors, and (ii) its consolidated balance sheet and statements of operations and cash flows as of and for the fiscal quarter ended March 31, 2001, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

      (b) Since December 31, 2000, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole.

  Section 3.05  Properties.

      (a) Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, except where any such failure, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

      (b) Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

  Section 3.06  Litigation and Environmental Matters.

      (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

      (b) Except for the Disclosed Matters or except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

      (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

  Section 3.07  Compliance with Laws and Agreements.

    Each of the Borrower and the Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the immediately preceding sentence, each of the Borrower and the Subsidiaries (i) is in compliance with all material terms and provisions of the HMO Regulations and Insurance Regulations pertaining to fiscal soundness, solvency or financial condition and (ii) has not received any assertion in writing by an HMO Regulator or Insurance Regulator that it is taking administrative action against the Borrower or any Subsidiary (A) to revoke or modify any contract of insurance, license, permit, certification, authorization, accreditation or charter or (B) to enforce the fiscal soundness, solvency or financial provisions or requirements of the HMO Regulations or Insurance Regulations against the Borrower or any Subsidiary, except to the extent that any such non-compliance by the Borrower or any Subsidiary or any such administrative action against the Borrower or any Subsidiary could not reasonably be expected to result in a Material Adverse Effect.

  Section 3.08  Investment and Holding Company Status.

    The Borrower is not (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

  Section 3.09  Taxes.

    Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed (taking into account any extensions granted by the applicable taxing authority) and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

  Section 3.10  ERISA.

    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by any amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by any amount that could reasonably be expected to result in a Material Adverse Effect.

  Section 3.11  Disclosure.

    The reports, financial statements, certificates or other written information when furnished by the Borrower or any authorized representative of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information when so furnished), taken as a whole, did not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and other forward looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that no assurance is given that the results forecasted in such projections and other forward looking information will in fact be achieved and such projections and other forward looking information are subject to significant uncertainties and contingencies many of which are beyond the control of the Borrower and the Subsidiaries.

  Section 3.12  Federal Regulations.

    No part of the proceeds of any Loans will be used in any transaction or for any purpose which violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System, as now and from time to time hereafter in effect. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of Form FR U-1 referred to in said Regulation U.

  Section 3.13  Nature of Business.

    The Borrower is an integrated managed care organization which administers the delivery of managed health care services. Through its Subsidiaries, the Borrower is also engaged in the business of delivering managed health care products related to behavioral health, dental, vision and prescription drugs, and offers government-sponsored managed care plans and products related to administration and cost containment.

  Section 3.14  Purpose of Loans.

    The proceeds of the Loans shall be used to finance any lawful general corporate purpose, including acquisitions and working capital.

  Section 3.15  Subsidiaries and Significant Subsidiaries.

    Set forth on Schedule 3.15 is a complete and accurate list of all Subsidiaries and all Significant Subsidiaries as of the Closing Date.

ARTICLE IV

CONDITIONS

  Section 4.01  Closing Date.

    The obligations of the Lenders to make the initial Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

      (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

      (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Skadden, Arps, Slate, Meagher & Flom (Illinois), counsel for the Borrower, and General Counsel to the Borrower, substantially in the form of Exhibit D-1 and D-2, respectively. The Borrower hereby requests such counsel to deliver such opinion.

      (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

      (d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance, as of the Closing Date, with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

      (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, without limitation the fees set forth in the Fee Letter and, to the extent invoiced, the reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

      (f)  The commitments under the Existing Credit Agreement shall have been terminated and all amounts owing thereunder shall have been paid.

    The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., (Charlotte, North Carolina time), on June 28, 2001 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

  Section 4.02  Each Credit Event.

    The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

      (a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of, and after giving effect to, such Borrowing, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date; provided, that, if any commercial paper is outstanding and this Agreement provides liquidity for such commercial paper, the representation and warranty contained in Section 3.04(b) shall be deemed made, and shall be required to be true and correct, only on the Closing Date.

      (b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

    Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

    Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

  Section 5.01  Financial Statements and Other Information.

    The Borrower will furnish to the Administrative Agent (with copies for each Lender):

      (a) within 100 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, shareholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (the Lenders agree that the Borrower's obligations under this paragraph (a) will be satisfied in respect of any fiscal year by delivery to the Administrative Agent, with copies for each Lender, within 100 days after the end of such fiscal year of its annual report for such fiscal year on Form 10-K as filed with the SEC);

      (b) within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (beginning with the fiscal quarter ending on June 30, 2001), its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes (the Lenders agree that the Borrower's obligations under this paragraph (b) will be satisfied in respect of any fiscal quarter by delivering to the Administrative Agent, with copies for each Lender, within 55 days after the end of such fiscal quarter of its quarterly report for such fiscal quarter on Form 10-Q as filed with the SEC);

      (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

      (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

      (e) within 30 days after the filing for each fiscal year, copies of financial reports of the Significant Subsidiaries prepared in accordance with statutory accounting principles; provided, however, following any Ratings Downgrade, within 30 days after the filing for each fiscal quarter following such Ratings Downgrade, copies of financial reports of the Significant Subsidiaries prepared in accordance with statutory accounting principles;

      (f)  promptly after the same become publicly available or upon transmission or receipt thereof, (i) copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, provided that, with respect to materials filed with any national securities exchange, only material filings shall be required to be delivered pursuant to this clause (f) and (ii) upon the request of the Administrative Agent, all material reports and other annual statements that the Borrower or any Subsidiary may render to or file with any Governmental Authority, including without limitation the Department of Health and Human Services Office of Inspector General; and

      (g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

  Section 5.02  Notices of Material Events.

    Upon obtaining knowledge thereof, the Borrower will furnish to the Administrative Agent and each Lender prompt (but in any event not later than five Business Days after obtaining such knowledge) written notice of the following:

      (a) the occurrence of any Default;

      (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including, without limitation, HMO Regulators and Insurance Regulators) against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

      (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

      (d) the non-compliance with any contractual obligation or requirement of law, including, without limitation, HMO Regulations and Insurance Regulations, that is not currently being contested in good faith by appropriate proceedings, if all such non-compliance in the aggregate could reasonably be expected to result in a Material Adverse Effect;

      (e) the revocation of any license, permit, authorization, certificate, qualification or accreditation of the Borrower or any Subsidiary by any Governmental Authority, including, without limitation, HMO Regulators and Insurance Regulators, if all such revocations in the aggregate could reasonably be expected to result in a Material Adverse Effect; and

      (f)  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

    Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

  Section 5.03 Existence; Conduct of Business.

    The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and take all reasonable action to maintain the rights, licenses, permits, privileges and franchises material to the conduct of its business, except to the extent failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or stock or asset sale permitted under Section 6.04.

  Section 5.04 Payment of Obligations.

    The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

  Section 5.05 Maintenance of Properties; Insurance.

    The Borrower will, and will cause each Subsidiary to, (a) keep and maintain all property material to the conduct of the business of the Borrower and the Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted, except where the failure to keep and maintain such property could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations or maintain a system or systems of self-insurance or assumption of risk which accords with the practices of similar businesses.

  Section 5.06 Books and Records; Inspection Rights.

    The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (it being understood that the Borrower has a right to be present during any discussion with the Borrower's independent accountants), all at such reasonable times and as often as reasonably requested.

  Section 5.07 Compliance with Laws and Agreements.

    The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, the HMO Regulations and Insurance Regulations pertaining to fiscal soundness, solvency or financial condition) and all indentures, agreements and other instruments binding upon it or its property, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

  Section 5.08 Use of Proceeds.

    The proceeds of the Loans will be used for the purposes described in Section 3.14. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations U and X.

  Section 5.09 Maintenance of Accreditation, Etc.

    The Borrower will preserve and maintain, and cause each Subsidiary to preserve and maintain, all licenses, permits, authorizations, certifications and qualifications (including, without limitation, those qualifications with respect to solvency and capitalization) required under the HMO Regulations or the Insurance Regulations in connection with the ownership or operation of HMOs or insurance companies, except where the failure to do so would not result in a Material Adverse Effect.

ARTICLE VI

NEGATIVE COVENANTS

    Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

  Section 6.01 Financial Covenants.

      (a)  Consolidated Leverage Ratio.  The Consolidated Leverage Ratio for any period of four consecutive fiscal quarters shall be less than or equal to 3.0 to 1.0.

      (b)  Consolidated Fixed Charge Coverage Ratio.  The Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters shall be greater than or equal to 1.5 to 1.0.

      (c)  Consolidated Net Worth.  The Consolidated Net Worth shall at all times be greater than or equal to $945,000,000 less the sum of (i) the net of tax equivalent amount of the pre-tax charges, not to exceed $80 million, as described in the definition of Consolidated EBITDA, and (ii) the net of tax equivalent amount of pre-tax charges related to the write-off of any goodwill (A) in anticipation of, (B) concurrent with or (C) subsequent to the adoption of the financial accounting standard entitled "Business Combinations and Intangible Assets—Accounting for Goodwill, increased by the sum of, on a cumulative basis as of the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending June 30, 2001, (i) an amount equal to 50% of Consolidated Net Income (to the extent positive) for the fiscal quarter then ended plus (ii) an amount equal to 100% of the Net Cash Proceeds from any Equity Issuance occurring after the Closing Date.

  Section 6.02 Subsidiary Indebtedness.

    The Borrower will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

      (a) Indebtedness existing on the date hereof and set forth in Schedule 6.02 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

      (b) Indebtedness to the Borrower or any other Subsidiary;

      (c) Guarantees of Indebtedness of any other Subsidiary;

      (d) Indebtedness incurred to finance the acquisition, construction, improvement or repair of any fixed or capital asset, including Capital Lease Obligations, mortgage financings, purchase money Indebtedness and any Indebtedness assumed in connection with the acquisition of any such asset or secured by a Lien on any such asset prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 360 days after such acquisition or the completion of such construction, improvement or repair and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $50,000,000 in the aggregate at any time outstanding;

      (e) Indebtedness of any Subsidiary as an account party in respect of trade letters of credit;

      (f)  Indebtedness (i) in respect of performance, bid, surety or appeal bonds and completion guarantees provided in the ordinary course of business and (ii) under Hedging Agreements entered into to protect against fluctuations in exchange and interest rates and not for speculative purposes; and

      (g) other Indebtedness in an aggregate principal amount not exceeding $75,000,000 at any time outstanding.

  Section 6.03 Liens.

    The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

      (a) Permitted Encumbrances;

      (b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.03; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary, and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

      (c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

      (d) Liens attributable to sale-leaseback transactions and Capital Lease Obligations not otherwise prohibited by this Agreement;

      (e) Liens in favor of the Borrower or any Subsidiary;

      (f)  Liens on any fixed or capital asset acquired, constructed, repaired or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness not prohibited by Section 6.02(d), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 360 days after such acquisition or the completion of such construction, repair or improvement and (iii) such Liens shall not apply to any other property or assets of the Borrower or any other Subsidiary;

      (g) Liens not otherwise permitted under this Section securing obligations in an aggregate amount not exceeding at any time ten percent (10%) of Consolidated Net Tangible Assets as at the end of the immediately preceding fiscal quarter of the Borrower; and

      (h) any extension, renewal or replacement (or successive extensions, renewals or replacements) of Liens, in whole or in part, referred to in clauses (a) through (g) above; provided that any such extension, renewal or replacement Lien shall be limited to the property covered by the Lien extended, renewed or replaced.

  Section 6.04 Fundamental Changes.

    The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any Subsidiary (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (a) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (b) any Person, including any Affiliate, may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (c) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, (d) any Subsidiary may liquidate or dissolve or the Borrower or any Subsidiary may sell, transfer, lease or otherwise dispose of the assets or stock of any Subsidiary if, in each case, the Borrower determines in good faith that such liquidation, dissolution, sale, transfer, lease or other disposition is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (e) the Borrower may sell the assets or the stock of Foundation Health, a Florida Health Plan, Inc., (f) the Borrower may sell, transfer, contribute or otherwise dispose of all or substantially all the assets of or all or substantially all the stock of a Subsidiary in connection with an investment made pursuant to clause (o) of the definition of "Permitted Investments" and Section 6.08 and (g) the Borrower and the Subsidiaries may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets of a Subsidiary, or all or substantially all the stock of a Subsidiary; provided that the aggregate amount of all dispositions pursuant to this clause (g) shall not exceed five percent (5%) of Consolidated Assets (determined as of the fiscal quarter of the Borrower ending immediately prior to the date of the initial disposition pursuant to this clause (g)).

  Section 6.05 Transactions with Affiliates.

    The Borrower will not, and will not permit any of the Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis (considering such transaction and all other related transactions as a whole), (b) transactions between or among the Borrower and the Subsidiaries or between or among the Subsidiaries or (c) as otherwise permitted by this Agreement.

  Section 6.06 Restrictive Agreements.

    The Borrower will not, and will not permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon: (a) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or (b) the ability of any Subsidiary to make or repay loans or advances to the Borrower or any other Subsidiary or (c) the ability of any Subsidiary to Guarantee Indebtedness of the Borrower or any other Subsidiary or (d) the creation or assumption of any Lien upon its Property, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation (other than "equal and ratable" restriction typically contained in public note indentures); provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law, rule, regulation or regulatory administrative agreement or determination (including those imposed by HMO Regulations and Insurance Regulations) or by this Agreement or the Five Year Facility, (ii) restrictions and conditions existing on the date hereof identified on Schedule 6.06 and all extensions, renewals and replacements thereof, (iii) restrictions and conditions contained in agreements entered into in the ordinary course of business of the Borrower and the Subsidiaries; provided that such restrictions and conditions are not materially more restrictive as a whole than those imposed by HMO Regulations and Insurance Regulations or those identified on Schedule 6.06, (iv) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder and (v) any Lien permitted under Section 6.03.

  Section 6.07 Nature of Business.

    The Borrower will not, and will not permit any of its Significant Subsidiaries to, substantially alter the character or conduct of the business conducted by such Person as of the Closing Date.

  Section 6.08 Advances, Investments and Loans.

    The Borrower will not, and will not permit any of the Subsidiaries to, directly or indirectly, lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, or otherwise make an investment in, any Person except for Permitted Investments.

  Section 6.09 Restricted Payments.

    The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of capital stock of such Person, (b) to make dividends or other distributions payable to the Borrower (directly or indirectly through Subsidiaries) and ratably to minority shareholders and (c) other distributions in respect of the capital stock of such Person or the redemption, retirement, purchase or other acquisition of the capital stock of such Person (or any warrant, option or other rights with respect to any shares of capital stock (now or hereafter outstanding) of such Person) if no Default has occurred and is continuing or would result from such action; provided that following any Ratings Downgrade, the aggregate amount of all such Restricted Payments pursuant to this clause (c) shall not exceed $75,000,000 for any consecutive four quarter period, beginning with the first fiscal quarter following such Ratings Downgrade.

ARTICLE VII

EVENTS OF DEFAULT

    If any of the following events ("Events of Default") shall occur:

      (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

      (b) the Borrower shall fail to pay (i) any interest on any Loan or (ii) any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days in the case of clause (i) and for a period of five days after notice thereof from the Administrative Agent in the case of clause (ii);

      (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof, shall prove to have been incorrect in any material respect when made or deemed made;

      (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the Borrower's existence), or in Article VI;

      (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

      (f)  the Borrower or any Subsidiary shall fail to observe or perform any term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing Indebtedness having an aggregate principal amount in excess of $40,000,000 or any other event shall occur, if the effect of any such failure or event is to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with the giving of notice if required and after the expiration of all grace periods applicable thereto) to cause such Indebtedness to become due prior to its stated maturity; provided that this clause (f) shall not apply to (i) any failure or event that has been waived by the holder or holders, or a trustee on its or their behalf, of such Indebtedness or cured, (ii) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (iii) the Indebtedness under this Agreement or the Five Year Facility;

      (g) the Borrower or any Subsidiary shall fail to observe or perform any term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing Indebtedness having an aggregate principal amount in excess of $40,000,000 or any other event shall occur, if the effect of any such failure or event is to cause such Indebtedness to become due prior to its stated maturity, or the Borrower or any Subsidiary shall fail to repay the principal amount of any such Indebtedness at its stated maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (ii) the Indebtedness under this Agreement or the Five Year Facility;

      (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

      (i)  the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

      (j)  an Event of Default shall occur and be continuing under the Five Year Facility;

      (k) one or more judgments or decrees shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall not have been paid, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof that involves in the aggregate a liability (to the extent not paid or covered by insurance) of $25,000,000 or more;

      (l)  (i) any non-compliance by the Borrower or any Subsidiary with any material term or provision of the HMO Regulations or Insurance Regulations pertaining to fiscal soundness, solvency or financial condition and such non-compliance shall not have been cured or waived within 30 days, to the extent such event will or is reasonably expected to have a Material Adverse Effect;

      (m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

      (n) a Change in Control of the Borrower shall occur;

  then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent, with the consent of the Required Lenders, may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately (and the Commitments shall terminate), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. For purposes of the Events of Default set forth in clause (f) and (g) above, Indebtedness shall include obligations in respect of Hedging Agreements, and the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

    Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

    The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except (i) with respect to the information delivered to the Administrative Agent in accordance with Section 4.01 and 5.01 hereof and (ii) as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

    The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

    Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Borrower shall have the right, with the consent of the Required Lenders, to appoint a successor. If no successor shall have been so appointed by the Borrower and shall have accepted such appointment within (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may appoint, after consulting with the Lenders and with the consent of Borrower, a successor administrative agent from among the Lenders. The Borrower, with the consent of the Lenders (other than the Administrative Agent) holding more than 66 2/3% of the Commitments (other than Commitments held by the Administrative Agent), may remove the Administrative Agent and appoint a successor. Upon the acceptance of its appointment as successor administrative agent hereunder, any successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article and Section 9.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

    Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

MISCELLANEOUS

  Section 9.01 Notices.

    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

      (a) if to the Borrower, to it at Health Net, Inc., 21650 Oxnard Street, Woodland Hills, CA 91367, Attention: Senior Vice President and Treasurer (Telecopy No. (818) 676-5139), with a copy to Attention: Senior Vice President, General Counsel and Secretary (Telecopy No. (818) 676-7503);

      (b) if to the Administrative Agent, to Bank of America, N.A., Independence Center, 15th Floor, NC1-001-15-04, 101 North Tryon Street, Charlotte, North Carolina 28255, Attn: Agency Services—Neal Hendrix, Telephone: 704-386-4220, Telecopy: 704-409-0017; and

      (c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

  Section 9.02 Waivers; Amendments.

      (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time.

      (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender or (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

  Section 9.03 Expenses; Indemnity; Damage Waiver.

      (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder.

      (b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the actual or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee

      (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

      (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

      (e) All amounts due under this Section shall be payable promptly after written demand therefore.

  Section 9.04 Successors and Assigns.

      (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

      (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund with respect thereto, each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund with respect thereto or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent and, after giving effect to such assignment, the assigning Lender and its Affiliates and the Approved Funds with respect to such Lender shall have a Commitment of at least $5,000,000, except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment, unless each of the Borrower and the Administrative Agent otherwise consents, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, (iv) such assigning Lender shall simultaneously assign an identical percentage of the loans and commitments of such Lender under the Five Year Facility to such assignee, (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

      (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

      (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

      (e) Any Lender may, without the consent of the Borrower and the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

      (f)  A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

      (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

      (h) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC") of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Section 2.01; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. Each party hereto acknowledges and agrees that no SPC shall have any voting rights hereunder and that the voting rights attributable to any extension of credit made by an SPC shall be exercised only by the relevant Granting Lender. Each Granting Lender shall serve as attorney in fact for its SPC and shall on behalf of its SPC: (i) receive any and all payments made for the benefit of such SPC and (ii) give and receive all communications and notices and take all actions hereunder to the extent, if any, such SPC shall have any rights hereunder. To the extent an SPC shall have the right to receive or give any notice or take any such action in writing, it shall be signed by its Granting Lender, as administrative agent and attorney in fact for such SPC and need not be signed by such SPC on its own behalf. In addition, notwithstanding anything to the contrary contained in this Section 9.04 or in Section 9.12, any SPC may (i) with notice to the Borrower or the Administrative Agent and without paying any processing fee therefore, assign all or a portion of its interests in any Loans to its Granting Lender or, with the prior written consent of the Borrower and the Administrative Agent, to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC; provided that such SPC shall obtain the prior written consent of the Borrower to any such disclosure of any such non-public information.

  Section 9.05  Survival.

    All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.

  Section 9.06  Counterparts; Integration; Effectiveness.

    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

  Section 9.07  Severability.

    Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

  Section 9.08  Right of Setoff.

    If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

  Section 9.09  Governing Law; Jurisdiction; Consent to Service of Process.

      (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

      (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

      (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

      (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

  Section 9.10  WAIVER OF JURY TRIAL.

    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

  Section 9.11  Headings.

    Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

  Section 9.12  Confidentiality.

    Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' and its Approved Funds' directors, officers, employees and agents, including accountants, legal counsel and other advisors, on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms hereof), (b) to the extent requested by any regulatory authority, (c) to the extent, and only to the extent, required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Person required to disclose such information shall take reasonable efforts (at Borrower's expense) to ensure that any Information so disclosed shall be afforded confidential treatment, (d) to any other party to this Agreement, (e) to the extent that such confidential Information is directly relevant to the subject matter thereof, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower who is not, to the knowledge of the Administrative Agent or such Lender, under an obligation of confidentiality to Borrower with respect to such Information. For the purposes of this Section, "Information" means all information received from or on behalf of the Borrower or any Subsidiary relating to the Borrower, any Subsidiary or any of their respective businesses or assets, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from or on behalf of the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written

BORROWER:	HEALTH NET, INC.
	By:	/s/ Steven P. Erwin
		Name:	Steven P. Erwin
		Title:	Executive Vice President & Chief Financial Officer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.
By:
Name:
Title:

LENDERS:	BANK OF AMERICA, N.A.
By:
Name:
Title:

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A. as Administrative Agent and a Lender
	By:	/s/ Joseph L. Corah
		Name:	Joseph L. Corah
		Title:	Principal

[signature pages continue]

THE CHASE MANHATTAN BANK
By:	/s/ Robert Bottamedi
	Name:	Robert Bottamedi
	Title:	Vice President

[signature pages continue]

FLEET NATIONAL BANK
By:	/s/ Judi N. Cyr
	Name:	Judi N. Cyr
	Title:	Vice President

[signature pages continue]

THE BANK OF NOVA SCOTIA
By:	/s/ R. P. Reynolds
	Name:	R. P. Reynolds
	Title:	Director

[signature pages continue]

SUMITOMO MITSUI BANKING CORPORATION
By:	/s/ Al Galluzzo
	Name:	Al Galluzzo
	Title:	Senior Vice President

[signature pages continue]

THE BANK OF NEW YORK
By:	/s/ Rebecca K. Levine
	Name:	Rebecca K. Levine
	Title:	Vice President

[signature pages continue]

WELLS FARGO BANK
By:	/s/ Beth Filipponi
	Name:	Beth Filipponi
	Title:	Vice President

[signature pages continue]

UNION BANK OF CALIFORNIA, N.A.
By:	/s/ Philip M. Roesner
	Name:	Philip M. Roesner
	Title:	Vice President & Senior Credit Executive

[signature pages continue]

THE DAI-ICHI KANGYO BANK, LTD.
By:	/s/ John S. Sneed, Jr.
	Name:	John S. Sneed, Jr.
	Title:	Senior Vice President

[signature pages continue]

CREDIT LYONNAIS NEW YORK BRANCH
By:	/s/ Charles Heidsieck
	Name:	Charles Heidsieck
	Title:	Senior Vice President

[signature pages continue]

THE TOKAI BANK, LIMITED
By:	/s/ Shinichi Nakatani
	Name:	Shinichi Nakatani
	Title:	Assistant General Manager

[signature pages continue]

THE FUJI BANK, LIMITED
By:	/s/ Masahit Fukuda
	Name:	Masahito Fukuda
	Title:	Senior Vice President

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THE INDUSTRIAL BANK OF JAPAN, LIMITED
By:	/s/ Vicente L. Timiraos
	Name:	Vicente L. Timiraos
	Title:	Joint General Manager

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Exhibit 10.35 EXECUTION COPY
TABLE OF CONTENTS
CREDIT AGREEMENT
W I T N E S S E T H
ARTICLE I DEFINITIONS
ARTICLE II THE CREDITS
ARTICLE III REPRESENTATIONS AND WARRANTIES
ARTICLE IV CONDITIONS
ARTICLE V AFFIRMATIVE COVENANTS
ARTICLE VI NEGATIVE COVENANTS
ARTICLE VII EVENTS OF DEFAULT
ARTICLE VIII THE ADMINISTRATIVE AGENT
ARTICLE IX MISCELLANEOUS